As filed with the SEC on March 19, 1999 SEC
                          Registration No. 333-70663

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                               AMMENDMENT NO. 2
                                 TO FORM SB-2

           REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                               Cdbeat.com, Inc.
                      Formerly Known As SMD GROUP, INC.
              (Exact name of registrant as specified in charter)

          Delaware              5735                    Applied for
  (State or other          (Primary Standard           (IRS Employer
   jurisdiction or           Industrial               Identification
   incorporation)          Classification code)              Number)

                               Cdbeat.com, Inc.
                                Bedford Towers
                         444 Bedford Street, Suite 8s
                         Stamford, Connecticut 06901
                            Phone: (203) 602-9994
                             Fax: (203) 602-9995
                           Email: jarberman@ibm.net
      (Address and telephone number of registrant's principal executive offices and principal place of business)

                           Joel Arberman, President
                               Cdbeat.com, Inc.
                                Bedford Towers
                         444 Bedford Street, Suite 8s
                         Stamford, Connecticut 06901
                            Phone: (203) 602-9994
                             Fax: (203) 602-9995
                                ICQ: 21108282
                                 AOL: jarb25
                           Email: jarberman@ibm.net
          (Name, address, and telephone number of agent for service)

        Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ____

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ____

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

        (Continued on Next Page)

                  CALCULATION OF REGISTRATION FEE

Title of Each          Amount     Proposed    Proposed    Amount of
Class of Securities to be          Maximum  Maximum  Registration
Being Registered   Registered Offering     Aggregate   Fee
                                                 Price          Offering
                                                 Per Share   Price

Common Stock, par
value $.01 per
share                     4,000,000  $.2.50   $ 10,000,000   $2,780




TOTAL
$ 2,780

MINIMUM FEE                                                           $100

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said section 8(a), may determine.

THIS PRELIMINARY PROSPECTUS IS NOT YET COMPLETED. MARCH 15, 1999

                      INITIAL PUBLIC OFFERING PROSPECTUS

                               CDbeat.com, Inc.

We are selling 3,521,000 shares of our common stock. The purchase price for our shares is $*.

Some of our stockholders are selling an additional 479,000 shares. We will not receive any of the proceeds from the sale of the shares by our selling stockholders.

    This is a risky investment. We have described these risks under the caption "Risk factors" beginning on page *.

No public market currently exists for our common stock. No public market may ever develop. Even if a market develops, you may not be able to sell your shares.

Our proposed trading symbol for the over the counter bulletin board is CDBT.

None of the Securities and Exchange Commission, any state securities commission, or any other government agency has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                               CDbeat.com, Inc.
                                Bedford Towers
                         444 Bedford Street, Suite 8s
                         Stamford, Connecticut, 06901
                                 203-602-9994

             This initial public offering prospectus is dated *.

                              TABLE OF CONTENTS

SUMMARY OF THE OFFERING................................................4
Plan of Operations....................................................12
Use of Proceeds.......................................................13
Dilution..............................................................13
Our Business..........................................................15
Technology............................................................27
Competition...........................................................28
Intellectual Property.................................................28

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

Employees.............................................................28
Facilities............................................................29
SELLING SECURITYHOLDERS...............................................29
DESCRIPTION OF CAPITAL STOCK..........................................30
Transfer Agent and Registrar..........................................32
SHARES ELIGIBLE FOR FUTURE SALE.......................................32
MANAGEMENT............................................................33
YEAR 2000 READINESS DISCLOSURE........................................37
RELATED PARTY TRANSACTIONS............................................38
PRINCIPAL SHAREHOLDERS................................................38
THE OFFERING..........................................................39
WHERE YOU CAN FIND MORE INFORMATION?..................................40
Special Note Regarding Forward-Looking Statements.....................41
LEGAL PROCEEDINGS.....................................................41
LEGAL MATTERS.........................................................41


                           SUMMARY OF THE OFFERING

This summary highlights information contained elsewhere in this prospectus. Because this is a summary, it may not contain all of the information that you should consider before investing in the common stock. You should read this entire prospectus carefully.

Securities offered for sale....................       3,521,000    shares   of
                  common stock by us. 479,000 shares of common
                  stock by our stockholders. For a description
                      of these shares, see "Description of
                             Securities" on page *.

Price to the public.....         * per share.

Number of shares outstanding
before the offering - assuming the
conversion of all preferred shares
that have been issued. .....        Our current shareholders own * shares.

Number of shares to be
outstanding after
the offering - assuming the
conversion of all preferred shares
that have been issued. .....        Assuming  all  shares  are sold,  * shares
                                 outstanding

Dividend policy..............    We do not  intend  to pay any cash  dividends
                                 in the foreseeable future.


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

Use of proceeds..............    To   recruit,   hire  and  train   additional
                   personnel, complete the development of our software and web site, and begin our sales and marketing efforts. We won't receive any
                     proceeds from the sale of shares by our
                                  stockholders.

Risk factors.................        You  should   read  the  "Risk   Factors"
                   section beginning on page * before deciding
                                   to invest.


                                  RISK FACTORS

A high degree of risk is associated with an investment in the shares being offered to you. We believe that you should carefully consider the following risks before making an investment decision. The risks described below are not the only ones that we face. Additional risks that are not yet known to us or that we currently think are immaterial could also impair our business, operating results or financial condition. The price of our common stock could decline due to any of these risks, and you could lose all or part of your investment. You also should refer to the other information in this prospectus, including our combined financial statements and the related notes thereto.

We have no significant operating history and have only incurred operating losses.

    Since our formation on May 8, 1998 through December 31, 1998, we have lost $124,074. You do not have meaningful information, including long-term historical financial data, in assessing your decision to purchase the shares.

 We are subject to numerous start-up risks, which could delay the launch of our web site and development of our software and thus increase our losses.

      We expect to launch our software and web site in May 1999. As of the date of this prospectus, all of our start-up work on our database, web site and related systems is not completed. If completion of this work is delayed, the opening of our web site and our ability to generate revenues from operations will be delayed, increasing our losses.

We have no working capital beyond the funds raised in this offering.

      We believe that if we raise all the funds in this offering, we will be able to operate our business for twelve months. We will need to obtain additional funds for continued development of our business. We might not be able to locate any other source of funds. And even if we locate other funding sources, the terms of any funding might not be acceptable. We will not be able to continue operations if we do not raise the money we need.

There is no minimum amount of funds that must be raised in this offering.

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

      This means that we are not required to raise any particular amount before we can immediately start spending the proceeds of your investment.

We expect to lose money during our start-up phase, which could be as long as three years.

      We expect to spend substantial amounts of money on the development of our software, web site, personnel, marketing and advertising to build our brand recognition and market share. These expenditures will exceed our revenues during the early stages of our operations.

Electronic commerce generally and the online music market is new, rapidly changing and intensely competitive.

      We will compete for online customers from a variety of sources including:

o Existing land-based retailers including Kmart Corp. and Barnes and Noble Corp. These companies are also using the internet to grow their businesses.

o Less established companies including CDnow Inc. and N2K Inc. These companies are building their brands online.

o     Traditional direct marketers including Columbia House Record Club.

o     Television  direct  marketers  including  QVC,  Inc.  and Home  Shopping
         Network.

o Musicians who use the internet as a medium to sell directly to customers.

o     Publishing companies including Time Warner and Billboard Magazine.

      We may have difficulty competing because many of our competitors and potential competitors:

o     Have longer operating histories.
o     Have larger customer bases.
o     Have greater brand name recognition.
o     Have greater financial, marketing and other resources.
o     Secure merchandise from vendors on more favorable terms.
o     Devote greater resources to marketing and promotional campaigns.
o     Adopt more aggressive pricing or inventory availability policies.
o     Devote substantially more resources to website and systems.

We will be heavily dependent upon our relationships with others who, if we cannot find them or if they fail to perform, could seriously damage our business.

      We plan to use outside vendors for fulfillment, content, call center operations, customer service and delivery. Our potential suppliers include Valley Media, Baker & Taylor, Alliance Entertainment, Muze, Associated Press, Reuters, SWnetworks, United Parcel Services, Federal Express and the United
States Postal Service. At this time, we do not have any established relationships. We will also need to obtain the services of programmers and web site designers necessary for the development and maintenance of our software and web site. We may not be able to obtain these services at all, or only on unsatisfactory terms. The people providing these services may not provide them in a satisfactory manner.

We have no long-term contracts or arrangements with any suppliers or content providers that guarantee the availability of merchandise and content or the continuation of particular pricing practices.

      Supplier and content provider relationships will be critical to our success. We believe that our contracts with them typically will not restrict them from selling products to other buyers. They may stop selling us products or may only sell them on unsatisfactory terms. If we lose suppliers or content providers, we may not be able to establish acceptable relationships with new suppliers or providers.

We may not be successful in providing a high-quality online experience supported by a high level of customer service that we believe is essential for establishing, maintaining and enhancing our CDbeat brand.

      We believe that our CDbeat brand will be a critical aspect of our efforts to attract and expand our online traffic. We may have to spend a lot more money than we currently plan to create and maintain a strong brand loyalty among customers. And we may never successfully establish or maintain our brand.

Our revenues will depend on the number of visitors who shop at our site and the volume of orders we will fulfill and advertisements we show. The volume of goods sold and advertisements displayed will be hurt if we have system interruptions that result in the unavailability of our site or reduced order filling performance.

      We may experience periodic system interruptions from time to time. This may cause potential customers to stop visiting our site. In addition, to keep visitors coming to our site, we may have to upgrade further our technology, transaction-processing systems and network infrastructure if we have any substantial increase in the volume of traffic on our site or the number of orders placed by customers.

Our success depends upon the continued growth of online commerce.

      We know that rapid growth in the use of and interest in the web, the internet and other online services is a recent phenomenon. Acceptance and use may not continue to develop. A sufficiently broad base of consumers may not adopt, or continue to use, the internet and other online services as a medium of commerce and, in particular, online apparel commerce. Demand and market acceptance for recently introduced services and products over the internet have a high level of uncertainty. Few proven services and products exist. We will rely on consumers who have historically used traditional means of commerce to purchase merchandise. We know that these consumers must accept and utilize novel ways of conducting business and exchanging information if our business is to succeed.

The infrastructure for the internet and other online services may not be able to support the demands placed upon it.

      The growth of the internet may suffer from potentially inadequate development of the necessary network infrastructure or delayed development of enabling technologies and performance improvements. Internet and other online services continue to experience significant growth in the number of users and their frequency of use as well as an increase in their bandwidth requirements. Delays in the development or adoption of new standards and protocols required to handle increased levels of service activity, or increased governmental regulation could damage their viability. Slower response times due to changes in or insufficient availability of telecommunications services to support them internet or other online services also could damage our business

The system  for our web site,  software  and  substantially  all  aspects of our
transaction   processing  and  order  management  systems  are  being  developed internally and not been subject to any significant testing.

      If they don't function properly and we can't fix them, we could experience:

o     System disruptions.
o     Slow response times.
o     Impaired quality and speed of order fulfillment.
o     Delays in reporting accurate financial information.

We may not be able to obtain and protect our own information.

      Our intellectual property is critical to our success. We will rely on trademark, copyright, and trade secret protection to protect our own rights. We plan to pursue the registration of our service marks in the United States and abroad. But we know that effective trademark, copyright and trade secret protection may not be available in every country in which our products will be available. Our intellectual property rights may be challenged, invalidated or circumvented. Our rights may not provide any competitive advantage. We could also incur substantial costs in asserting our intellectual property or our own rights against others or defending any infringement suits brought against us.

      We plan to enter into confidentiality and invention agreements with many of our employees and consultants. These agreements may not be honored. We may not be able to protect rights to our unpatented trade secrets and know-how effectively. Others may independently develop substantially equivalent our own information and techniques or otherwise gain access to our trade secrets and know-how. We may be required to obtain licenses to intellectual property or other our own rights from third parties. We might not be able to obtain them. This might result in delays in product development or the inability to sell products requiring licenses.

We will face year 2000 computer issues. Computer malfunctions caused by this issue could seriously hurt our business.

      We  have  discussed  these  issues  in  the  section   entitled  "Plan  of
Operations" on page *.

We may be exposed to online commerce security risks if hackers break into our website and, for example, steal credit card numbers.

      Our visitors want to know that information they send us over the internet, particularly credit card numbers, is protected. A computer hacker could misappropriate our own information or cause interruptions in our operations. We may be required to expend significant capital and other resources to protect against security breaches or to alleviate problems caused by breaches. Potential customers may not use the internet or visit our site because of these privacy concerns.

There are many uncertainties and unexpected changes in music trends, economic conditions and in our business.

      Our industry historically has been subject to substantial cyclical variations. We and other music vendors rely on the expenditure of discretionary income for most, if not all, of our sales. Any downturn, whether real or perceived, in economic conditions or prospects could cause consumers to spend less on music. Music trends can change rapidly. We might not be able to accurately anticipate shifts in music trends and adjust our merchandise mix to appeal to changing consumer tastes. We could experience insufficient or excess inventory levels or higher markdowns if we misjudge the market for our products or are unsuccessful in responding to changes in music trends or in market demand.

Our internet-based business may suffer from future government regulation.

      We are not currently subject to direct regulation by any domestic or foreign governmental agency, other than regulations applicable to businesses generally, and laws or regulations directly applicable to online commerce. But we know that a number of laws and regulations may be adopted with respect to the internet and other online services. The growth and development of the market for online commerce may prompt calls for more stringent consumer protection laws that may impose additional burdens on us and may also decrease the growth of the internet or other online services.

The legal environment for our business on the internet is uncertain.

      The applicability to the internet of existing laws in various jurisdictions governing issues including, property ownership, licensing, content ownership, sale and other taxes, libel and personal privacy is uncertain and may take years to resolve. For example, tax authorities in a number of states are currently reviewing the appropriate tax treatment of companies engaged in online commerce. Any new state tax regulations may subject us to additional state sales and income taxes. For example, major U.S.-based online services and personnel have been challenged by German authorities for making one type of content accessible in Germany. We could be hurt if we were alleged to have violated federal, state or foreign, civil or criminal law, even if we could successfully defend those claims.

We might have to collect sales and other taxes on shipments of goods.

   This could be expensive to us and cost us customers as well. The United States Congress has enacted legislation limiting the ability of the states to impose taxes on internet-based transactions recently. However, this legislation, known as the internet Tax Freedom Act, imposes only a three-year moratorium commencing October 1, 1998 and ending on October 21, 2001 on state and local taxes on:

o     Electronic commerce where taxes are discriminatory, and
o internet access unless those taxes were generally imposed and actually enforced prior to October 1, 1998.

Currently, we do not pay any of those taxes. It is possible that the tax moratorium could fail to be renewed prior to October 21, 2001. Failure to renew this legislation would allow various states to impose taxes on internet-based commerce.

We may have liability for material that appears on our web site.

      As a publisher and distributor of internet content, we face potential liability for negligence, copyright, patent, trademark, defamation, indecency and other claims based on the nature and content of the materials that we broadcasts. Claims have been brought, and sometimes successfully pressed, against internet content publishers and distributors. In addition, we could be exposed to liability with respect to the content or unauthorized duplication or broadcast of content. We can't afford to insure against this risk. We do intend to require content providers to indemnify us for liability, but our indemnification may be inadequate.

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

In the future, we may operate outside of the U.S. and could experience losses that we would not have suffered if we had restricted ourselves to U.S.-only operations.

      Our foreign operations would be subject to:

o     Changes in regulatory requirements and tariffs.
o     Difficulties in staffing and managing foreign operations.
o     Longer payment cycles.
o     Greater difficulty in accounts receivable collection.
o     Potentially adverse tax consequences.
o     Price controls or other restrictions on foreign currency.
o     Difficulties in obtaining export and import licenses.

Our operations may be affected by gains and losses on the conversion of foreign payments into U.S. dollars. Fluctuating exchange rates could cause reduced gross revenues and/or gross margins from dollar-denominated international sales. All of these factors could cause us to lose money that we wouldn't have lost if we operated only in the U.S.

Our revenues will fluctuate from quarter to quarter.

      We may be subject to seasonal fluctuations affecting music vendors generally, with increased purchasing during the year-end holiday season as well as to the slowdown of internet usage during the summer months.

We expect to pay no dividends on the common stock in the foreseeable future. You should not acquire shares if you are depending upon dividend income from this investment.

    We will not generate sufficient net income during the initial years of operation to permit the payment of any dividends. We may retain profits rather than pay dividends if we become profitable. Our directors are not required to declare dividends.

 We are controlled by present management. If we lose their services, we might not be able to replace them, which could harm our business.

      Assuming all shares are sold, our management will collectively own approximately *% of our then issued and outstanding shares. No cumulative voting for directors is provided. Accordingly, the current management will be able to substantially impact the election of all of our directors and our other affairs.

      Our management is very important to us and might be irreplaceable. We have described our management and our relationship with them, including the lack of insurance on their lives, in the section entitled "Management" on page *.

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

Your shares and rights related to your shares may be diluted through the issuance of additional stock.

      We have discussed this issue in the section entitled "Description of Securities" on page *.

The market prices for stocks of internet-related and technology companies, particularly following an initial public offering, frequently reach levels that bear no relationship to the operating performance of those companies.

      Market prices generally are not sustainable and are subject to wide variations. If our stock trades to very high levels following this offering, it likely will thereafter experience a material decline. In the past, securities class action litigation has often been brought against a company following periods of volatility in the market price of our securities. We may in the future be the target of similar litigation. Securities litigation could result in substantial costs and divert management's attention and resources.

We expect a limited trading market for your shares. If we trade on the over the counter bulletin board and are considered a "penny stock," you will be subject to additional restrictions that may make it difficult to sell your shares.

     We have discussed these issues in the section entitled "The Offering" on page *.

                              Plan of Operations

    We are a development stage entity and have generated a net loss of $124,074 for the period May 8, 1998 (date of incorporation) to December 31, 1998. We are also anticipating and currently experiencing losses for the fiscal year ending December 31, 1999. In addition we will require a significant amount of capital to commence our planned principal operations.

      We anticipate, based on current plans and assumptions relating to our operations, that the proceeds of the Initial Public Offering, together with existing resources and cash generated from operations, should be sufficient to satisfy our contemplated cash requirements for approximately 12 months after the date of this prospectus. However, we might require additional financing during the next 12 month period. We have discussed risks about the need for additional financing in the section entitled "Risk Factors" on page *.

      During the next 12 months, we intend to capitalize on our early entry into the online music content and merchandise category by engaging in a number of marketing initiatives designed to establish us as the definitive internet source for music information for artists, fans and the music industry. We have discussed these initiatives in the section entitled "Our Business" on page *.

      In order to expand our customer base and establish our brand name, we intend over the next 12 months to establish relationships with some of the major companies that people use to enter and navigate the internet, including Yahoo, Excite and Infoseek. In addition, we will engage in offline marketing efforts, including print advertising campaigns and possibly radio and television advertising campaigns. Our marketing budget is subject to a number of factors, including our results of operations and ability to raise additional capital. In the event that we are successful in raising additional capital or our results of operations exceed our expectations, our marketing budget for the next 12-month period will increase significantly.

      In order to expand our content and product offerings we intend over the next 12 months to expand our relationships with suppliers of content and merchandise. We expect that our suppliers will include wholesalers, distributors, manufacturers, online stores, retail stores and content providers. To achieve our goal of offering a wide selection of content, we will explore all means to acquire and license content. We have discussed these plans in the section entitled "Our Business" on page *.

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

Use of Proceeds

The primary purposes of this offering are to obtain additional capital, create a public market for the common stock and facilitate future access to public markets. The net proceeds to us from the sale of the shares of common stock offered hereby are estimated to be approximately $* million, assuming an initial public offering price of $* per share and after deducting estimated offering expenses of $*. We intend to use the remainder of the net proceeds, over time, for general corporate purposes, including working capital to fund anticipated operating losses, expenses associated with our advertising campaigns, brand-name promotions and other marketing efforts and capital expenditures. We also could use a portion of the net proceeds, currently intended for general corporate purposes, to acquire or invest in businesses, technologies, products or services, although no specific acquisitions are planned and no portion of the net proceeds has been allocated for any acquisition.

As of the date of this prospectus, we cannot specify with certainty the particular uses for the net proceeds to be received upon the consummation of this offering. Accordingly, our management will have broad discretion in the application of the net proceeds. Pending such uses, we intend to invest the net proceeds from this offering in short-term, interest-bearing, investment-grade securities. We will not receive any proceeds from shares of stock sold by the stockholders.

Dilution

At December 31, 1998, we had a net tangible book value of $*. The following table sets forth the dilution to persons purchasing Shares in this offering without taking into account any changes in the net tangible book value, except the sale of * Shares at the offering price and receipt of $*, less offering


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

expenses. The net tangible book value per share is determined by subtracting total liabilities from the tangible assets divided by the total number of shares of common stock and common stock equivalents outstanding. Common stock equivalents are preferred shares, warrants and options.

-------------------------------------------------------------------------------

                           December 31, 1998         * shares sold
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

Public offering price per  n/a                       $*
share
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

Net tangible book value     0                        n/a
per share of
common stock before the
offering(1)
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

Pro forma net tangible     n/a                       $*
book value per share
of common stock after the
offering
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

Increase to net tangible   n/a                       at least $*
book value per
share attributable to
purchase of
common stock by new
investors
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

Dilution to new investors  n\a                       $*
-------------------------------------------------------------------------------

(1) Our net tangible book value per share is determined by dividing the number of shares of common stock and common stock equivalents outstanding into the net tangible book value and is significantly less than zero prior to this offering.

                                 Our Business

We plan to launch CDbeat.com and our CDbeat player software to offer interactive and personalized music content and merchandise to computer users worldwide. Visitors will receive specific information tailored to them based upon their music preferences.

We believe we are targeting a significant market opportunity because:

o     The music industry is very large.
o        Millions  of  consumers  have  already   purchased  music  content  and
         merchandise  through  traditional  print  catalogs,   stores  and  even
         television.
o Thousands of consumers have already purchased music content and merchandise through the internet.
o There are logistical and economic benefits to conducting our business over the internet.

According to the Recording Industry Association of America, an industry trade group, U.S. record companies including, Universal, Sony, BMG, EMI, and Warner Brothers, generated $12.2 billion of domestic sales in 1997, while worldwide sales of record music exceeded $30 billion. Sales over the internet accounted for only $40 million of that market.

In 1998, sales over the internet are estimated to have increased by more than 300% to $120 million. Industry analysts are forecasting significant revenue growth over the internet for the music industry. Forrester Research Inc. has projected some $4 billion in music sales will be generated over the internet by the year 2002.

More than 5.0 million people currently listen to their favorite music while browsing the internet and working and playing on their personal computer. Within five years, we believe the worldwide market will grow to exceed 60 million people.

We believe that our market is growing rapidly and this has led to substantial opportunities within the music industry. There are two primary reasons:

o The availability of low-cost internet-enabled computers that are fully equipped with extensive music technology including, CD players, sound cards and speakers. Today, virtually every personal computer sold has these features.
o The availability of low-cost CD software players that can be downloaded off the internet.

We are designing our CDbeat Player and web site to combine the best traditional music publishing and retailing practices, with innovative and convenience features made possible by the internet. As an online commerce and content provider, we intend to provide:

o     Comprehensive and high-quality content.
o     A visually pleasing environment.
o A compelling and enjoyable shopping experience that includes a broad selection of products at significant discounts to retail prices.
o     An intuitive store layout.
o     Friendly customer service.
o     A liberal return policy.
o     The convenience of shopping from home in a store that never closes.
o Sophisticated search technology features which will allow customers to locate quickly the items which interest customers.

We plan to capitalize on our technology and the internet to develop a direct-to-customer relationship in the music industry. We believe that our use of state-of-the-art technology and implementation of automation systems will permit customers, customer service employees, management, and administrative personnel to access information and manage data in an effective and efficient manner. Moreover, we believe that our use of technology will allow us to:

o Provide seamless and immediate content that is personalized and relevant to each user.
o     Embrace and extend the value of music CD's.
o Provide instant contact with our fulfillment providers, call centers, and content providers.
o     Reduce inefficiencies in customer service and transaction processing.
o Allow for a user-friendly site that can offer a personalized content and shopping experience for our visitors.

To date, we are not aware of any other business that has developed similar direct-to-customer content and personalization within the online music industry. This could be because, until recently, no medium existed that could accommodate both a high volume of traffic in the logistical infrastructure necessary to provide information and target customers in an efficient and economical manner.

The direct marketing of content and merchandise requires a cost-effective medium The internet is this kind of medium. Print catalogs, television and radio are not well suited to this task. The paper, printing, mailing, and other production costs of a print catalog can be significant, as are the television and radio production costs. In addition, these mediums can not be effectively or efficiently utilized to establish direct-to-customer relationships.

The internet is a far less expensive and in many ways, a more effective medium. Utilizing the internet, we can display an almost limitless amount of content and number of merchandise items to a global audience without the high cost of printing, mailing or production. With the internet, we can easily update content and product information as it arrives. By integrating a sophisticated database with the power of the internet, we will be able to create a personalized viewing and shopping experience for our customers. Accordingly, we believe that the internet is in medium that will permit us to market our content and products globally in a cost-effective manner.

Industry Background

The internet

The internet is an increasingly significant global medium for communications, information and commerce. International Data Corporation estimates that the number of web users grew to approximately 28 million by the end of 1996 and will grow to approximately 175 million by 2001. We believe that the growth in internet usage has resulted from a number of factors, including:

o     Development of easy-to-use web browsers.
o     A large and growing installed base of PCs in the workplace and home.
o     Advances in the performance and speed of PCs and modems.
o     Improvements in network infrastructure.
o     Easier and cheaper access to the internet.
o     Increased awareness of the internet among businesses and consumers.

Jupiter Communications estimates that the number of online households, meaning households using e-mail, the internet or a consumer online service, making purchases will grow to 57.0 million households, representing over 50% of U.S. households, by the year 2002. IDC estimates that the total value of services and products purchased over the web grew from $296 million in 1995 to approximately $2.6 billion in 1996, and will increase to approximately $123 billion by 2000.

Internet Commerce

As the number of internet users grows, it is expected that more businesses will seek to use this medium as a vehicle for selling goods and services. One significant factor propelling this trend is that online households have significantly higher income levels than households without internet access. According to Jupiter, the average income of the online household exceeds that of the traditional remote-purchasing household by approximately 28% or $59,000 vs. $46,000, indicating greater disposable income and spending power among the online audience.

According to Jupiter, online sales in the United States are expected to grow to $11.9 billion in 1999 and $41.1 billion in 2002. The success of companies like Amazon.com, Inc., CDnow, Inc. and OnSale, Inc. indicate that individuals are willing to purchase goods and services via the internet. We believe that the sale of apparel and accessories will constitute a meaningful market and a significant portion of internet sales in the future.

Advertising on the internet

The web is an attractive advertising medium because of our interactivity, flexibility, target ability, and accountability. The interactive nature of the web gives our advertisers the potential to establish dialogues and one-to-one relationships with potential customers, receive direct feedback on their advertising and adapt their advertising to respond to feedback. The web also provides advertisers with the opportunity to reach broad, global audiences, since web sites can be accessed from anywhere in the world, and to target their advertising to populations within specific regions or countries, to users with desirable demographic characteristics and to people with specific interests.

Internet advertising also has the potential to offer advertisers the ability to measure the number of times that a particular advertisement has been viewed, the responses to the advertisement and demographic characteristics of the viewers of the advertisement. Accordingly, we believe that web advertising has the potential to be a cost-effective means of reaching a significant number of users with desirable characteristics.

We believe that the internet also represents an attractive new medium for direct marketing to users with specific characteristics and interests, which has traditionally been conducted through direct mail and telemarketing. Unlike many of the traditional methods of direct marketing, the internet provides direct marketers with the opportunity to contact consumers at the point-of-sale, their personal computers. The success of a direct marketing campaign is generally based on a direct marketer's return on investment, which is measured by the response rates, measured by the number of leads or sales, and cost-per-response.

According to the Direct Marketing Association, in 1997, an estimated $153 billion was spent on direct marketing in the United States. Jupiter Communications estimates that revenues from direct marketing over the internet will exceed $1.3 billion in 2002.

The flexible nature of a digital medium like the web enables advertisers to change their messages on a daily basis in response to real world events and consumer feedback. The ability to target advertisements to broad audiences, specific regional populations, and affinity groups or select individuals makes web advertising versatile. Unlike traditional advertising where advertisements are presented to consumers who may or may not have an interest in them, web advertisements are only delivered when a consumer calls for a piece of information or a particular web page. Unlike more traditional media, we believe that the web is a more accountable medium where advertisers can receive reports on the impression levels, demographic viewership and effectiveness of their advertisements.

The growing diversity of web advertisers is one measurement of the web's emergence as an effective advertising medium. web advertising pioneers were mostly technology and internet-related companies. Today, a growing percentage of web advertisers consist of more traditional business and consumer companies.

The Online Music Opportunity

As the web continues to evolve as a mass communications medium, content currently delivered through traditional media, including radio and television, increasingly will be delivered over the internet. The internet enables new opportunities for providing interactive and customized content.

We also believe that a number of characteristics of online music retailing make the sale of music merchandise via the internet particularly attractive compared to traditional retail stores because:

o The internet offers many data management and multimedia features which enable consumers to listen to sound samples or search for music by genre, title or artist
o Users can access a wealth of information and events, including reviews, related articles, music history, news and recommendations.
o internet retailers can obtain extensive demographic and behavioral data about their customers, providing them with greater direct marketing opportunities and the ability to offer a more personalized shopping experience.
o internet retailers can also offer consumers significantly broader product selection, the convenience of home shopping and 24-hour-a-day, seven-day-a-week operations, available to any location, foreign or domestic, that has access to the internet.

By offering comprehensive content and competitively priced products in a more convenient format with a higher level of customer service, we intend to provide a meaningful alternative to the consumer and revolutionize the music industry. By offering merchandise at significant discounts, a money back guarantee, a high level of customer service in the convenience of 24/7 shopping, we believe that we can provide an attractive alternative for consumers to view music content and shop for merchandise.

The CDbeat Approach

We decided to focus our attention on the online music industry taking into account factors as:

o     The significant size of the traditional music industry.
o     The absence of a dominant online competitor.
o     The propensity of internet shoppers to respond to bargains.
o     The demand for high-quality music content.

We will offer a full range of products including:

o     Music CDs.
o     Tapes.
o     Records.

o     Concert ticket.
o     Branded merchandise including; hats, mugs, T-shirts, books and posters.

We plan to leverage technology and the internet to pioneer what we believe will be a significant new market, the direct-to-customer market for music content and merchandise. As an online commerce and content provider, we intend to provide a compelling and enjoyable online shopping experience.

We are designing our online store to combine the best traditional retailing practices with innovative and convenient features made possible by the internet. In addition, we plan to include significant music content in an effort to become the definitive music site on the web.

Key Components Of Our Business Strategy

->    Focus on Compelling Music Content.

We are dedicated to providing news and information on a wide range of artists and types of music. We will attempt to provide the most comprehensive artist and music industry programming on the internet. So we are working to develop, acquire and license comprehensive internet rights to content. We will offer a wide-variety of music-relevant information at one location.

We will attract a high-quality staff to deliver relevant, informative and entertaining content, including synopses, reviews and excerpts. In addition, reviews by artists, other users, publishers and third-party reviewers will provide diverse and often stimulating points of view to inform and entertain customers while browsing and shopping. Because the internet permits a cost effective means of combining content with commerce, we believe that we will have a significant competitive advantage over traditional methods of retailing.

Through use of our technology, music content is presented to each individual user based upon our knowledge of their music preferences. The content presented will contain a wide variety of relevant information, including:

o     Headline News.
o     Music Business News.
o     Artist News.
o     Columns.
o     Special Reports.
o     Music Reviews.
o     Artists Profiles.
o     Musician Information.
o     Online Shopping.

o     Top-10 Hits.
o     Tour Search.
o     Classified Ads.
o     Music Store.

In addition, the web site will contain hundreds of specific artist pages, which include:

o     Artist Information.
o     Music Reviews.
o     Interviews.
o     Biography.
o     Fan Clubs.
o     Chat Rooms.
o     Concert Schedules.
o     Reader & Artist Comments.
o     Photo Gallery.
o     Concert Schedules.
o     Discography.

->    Promote rapid adoption of the CDbeat player.

We have chosen to offer our software free of charge, making it readily available, and to distribute it widely to promote extensive adoption. People will find out about our software through several methods, including:

o     Mass media press coverage.
o     Partners.
o     Online and offline advertisements.

o Personal/email recommendations from co-workers, friends and family members.

->    Build and Increase Revenue.

We intend to build and increase our revenues by:

o     Increasing our advertising revenues through expansion of our customer base.
o Increasing the rates we charge advertisers by continuing to improve our ability to target advertisements to more demographically distinct groups.
o Increasing our page views, increasing the average size and length of our advertising contracts.
o        Increasing  the  number  of  our  direct  sales   representatives   and
         continuing   to  invest  in  improving  ad  serving  and  ad  targeting technology.

o        Expanding   our   revenue-sharing   commerce   relationships   and  our
         relationships with third-party content providers that pay us for access to our site.
o Expanding the number and scope of our fee-based premium membership services.

->    Create Customer Loyalty.

Our goal is to maintain a relentless customer focus. We strive to offer our customers compelling value through

o     Comprehensive and high-quality content.
o     Innovative use of technology.
o     Broad selection, high-quality content.
o     A high level of customer service.
o     Competitive pricing.
o     Personalized services.

In addition, we offer our customers a high-quality shopping experience through informative and entertaining editorial content, as well as simple and efficient navigation and search capabilities.

->    Build Strong Brand Recognition.

We will promote, advertise and increase our brand value and visibility through excellent service and a variety of marketing and promotional techniques, including advertising on leading web sites and other media, conducting an ongoing public relations campaign and developing business alliances and partnerships.

->    Significant Discounts

We offer customers discounts of between 10% and 50% off comparable retail prices. We believe that our ability to offer these discounts is due to the smaller overhead costs necessary to operate either a retail store or traditional print catalog. We believe that our discount prices coupled with a wide selection of quality merchandise will create compelling reasons for customers to shop at our web site.

->    Exploit advantages offered by being an internet-based retailer.

We have an economic advantage relative to traditional media and retail companies because we are not burdened by the costs of a physical store, distribution network and related personnel. We can offer a broad selection of content and products to a highly targeted user base, with little inventory risk or expense.

While traditional retailers must make significant investments in inventory, real estate and personnel for each store location, online retailers incur a fraction of these costs, generally use centralized distribution, and have virtually unlimited merchandising space. Traditional retailers are compelled to limit the amount of inventory they carry at each store and focus on a smaller selection of faster-selling hit releases. As an example, we believe that a typical music store may carry up to 12,000 items and a superstore may carry up to 50,000 items, compared to the more than 100,000 items that we will carry.

->    Customer Convenience.

Without the constraints imposed by a physical location, an online store may be the most convenient way for consumers to shop. Our customers will be able to shop at any time from the privacy and comfort of their own home or office. By eliminating the need for customers to travel to a physical location, we believe that we can provide a significant service to many shoppers, including those who spend a long time driving to get to a store. By remaining open for business 24 hours a day, 365 days a year, we service the needs of today's time-constrained customers as well as foreign customers shopping from different time zones.

->    A Personalized Shopping Experience.

We believe that today's consumers prefer to shop in a store that is tailored to their needs. We will develop our software to allow customers to personalize and create their own shopping environment.

We plan to offer customers a variety of other personalized services and features, including special occasion notification and narrowcasted content and commerce, meaning content and commerce directed specifically to customers interests. The special occasion notification will remind the customers by e-mail of any birthdays, anniversaries or other dates of interest. We intend to build a complex database, that will offer narrowcasted content, promotions and product displays based on customer preferences, purchasing history, site behavior and seasonal considerations.

A key consideration behind our personalization programs is the desire to build customer loyalty. In addition, we intend to build site features, mine customer data and develop affinity and other marketing programs designed to encourage repeat purchases and customer loyalty. By encouraging feedback from our shoppers, we plan to improve our customers' shopping experience and the efficiency of our operations. We will offer e-mail, phone and fax options for customer comments, complaints and suggestions.

We will offer free e-mail notification services and an information filtering service for our customers concerning things like new album releases and promotions. These services will allow customers to specify an artist, title or subject area and receive notice automatically when new music is published that matches their criteria. Typically, a few weeks prior to the release date of a matching new music CD, our notification service software sends the customer an e-mail message containing pre-release information.

->    Create an Online Community.

By creating an online community, we hope to provide customers with an inviting and familiar experience that will encourage them to return frequently to the site and to interact with other users, and that will promote loyalty and repeat purchase. We invite readers, artists and publishers to post reviews, sponsors review competitions and provides a forum for author interviews. Reviewers and artists are encouraged to provide their e-mail addresses to facilitate interaction with other readers.

->    Visually Pleasing Interface and Fast Loading Pages.

We believe that our site will include a visually pleasing shopping environment that is designed to download quickly in spite of today's relatively limited bandwidth and slow data transmission technology.

->    Quick Order Filling.

We will enter into agreements with third parties to provide order filling and call center customer service. The third parties will be selected for their technological sophistication, online commerce experience, and ability to have their operations fit with our information systems. We expect that all customer orders will be shipped within one to two business days of receipt, and that all customer service calls will be handled quickly and efficiently. We intend to provide quality customer service in an effort to distinguish us further from our on-line and off-line competitors and establish us as the premier online source for music content and merchandise.

->    Changing Product Inventory.

Our own product information database is being designed to maintain an up to the second count of all inventories available for sale. This database is intended to eliminate the problem of back orders, which many catalog companies face, because customers will only be able to view and purchase in stock items. The system is also being designed to allow us to change product pricing quickly, thereby permitting us to run timed promotional sales and facilitate dynamic pricing to address specific market or competitive factors.

->    Build Strong Publisher and Distributor Relationships.

We view our publishers and distributors as customers and work to build strong relationships with them. Because we will centralize distribution and order most products based on actual customer demand, we believe that our returns of music and merchandise to publishers and wholesalers will be significantly below industry norms. We believe our market approach may increase sales of many second- and third-tier titles that are not typically stocked in physical music stores. In addition, the demographic and purchasing data accumulated by us will enable us to help publishers target customers for particular product offerings. Through targeted marketing and virtually unlimited online shelf space, we can offer publishers enhanced promotional opportunities for new authors, new titles and second- and third-tier titles.

->    Maximize value for advertisers.

We intend to continually develop innovative approaches for our advertisers through advancements in targeting particular sets of consumers and consumer tracking and measurement technologies. We will try to obtain the largest possible web audience in order to give advertisers the most efficient and effective advertising placements. We will continue to develop services that encourage consumers to provide demographic and interest information that we can use to more effectively target advertising. We also believe we can build a strong web advertising sales organization, who educate, guide and advise advertisers on making the most of their web advertising purchases.

->    Pursue  Relationships.

We will enter into various licensing, royalty and consulting agreements with content providers, vendors, and organizations, including software and hardware vendors, entertainment companies, content publishers and broadcast media companies. We pursue these relationships for a variety of purposes, including:

o     Maximizing rapid penetration.
o     Adoption of our technologies.
o     Achieving economies of scale and critical mass.
o Aiding the development of compelling content to build consumer demand for music media over the internet.
o Expanding the range of commercial activities based on our technology and brand name.

->    Attract and Retain Exceptional Employees.

We believe that versatile and experienced employees, management and directors provide significant advantages in the rapidly evolving market in which we compete. We will devote substantial efforts to building a talented employee base and to attracting an experienced management team with a track record in large and fast-growing organizations.

Marketing

We intend to promote our brand name and drive traffic to our site by combining traditional non-internet marketing strategies, including public relations, print and radio advertising, with online marketing vehicles including banner advertising and partnerships with relevant web sites and web entry sites.

Initially, we plan to devote a significant portion of our marketing dollars to developing relationships with portal, or web entry site, companies. According to Jupiter, in 1997 an estimated $673 million, or 26% of the total online shopping revenues, resulted from tenancy deals with portal, or web entry site, companies. Jupiter expects that this figure will increase to $1.7 billion in 1998 and $20.3 billion, or a little over half of all shopping revenue, by 2002.

We intend to negotiate distribution arrangements with some of the other major internet companies build our brand recognition and acquire customers. Although we believe that establishing relationships with portal, or web entry site, companies will accelerate the growth of our business in the near term, we expect that the importance of maintaining a presence on these sites will diminish as more customers gain web-navigation experience and we establish our brand.

Privacy Policy

We believe that issues relating to privacy and use of personal information relating to internet users are becoming increasingly important as the internet and our commercial use grow. We have adopted a detailed privacy policy to assure and protect our users from the abuse of their information. CDbeat's privacy cornerstone is that we will never sell information that identifies an individual. Users must acknowledge and agree to this policy when registering for the CDbeat player software. We do not sell or rent any personally identifiable information about our users to any third party. We do use information about our users for internal purposes only in order to improve marketing and promotional efforts, to analyze site usage statistically, and to improve content, product offerings and site layout.

Supply Management and Automated Order Filling Process

We do not carry any inventory and will rely exclusively on third party vendors for distribution and fulfillment. We believe that this distribution strategy allows us to offer extensive selection while avoiding the high fixed costs and capital requirements associated with owning and warehousing product inventory. We also avoid the significant operational effort associated with same-day shipment.

We will source product from a network of established distributors and publishers. We carry minimal inventory and rely to a large extent on rapid fulfillment from major distributors and wholesalers that carry a broad selection of titles. We intend to purchase a substantial majority of our CD products from Valley Media, Alliance Entertainment or Baker & Taylor, three of the largest fulfillment firms in the industry.

Customer orders are transmitted automatically to the order-filling center by a secure, electronic connection, and processed immediately upon receipt. Based on our anticipated arrangements with our suppliers, electronically ordered merchandise is often shipped by the distributor within hours of receipt of an order from CDbeat. The suppliers pick, pack and ship customer orders and charges us for merchandise, shipping and handling. In most cases, products are shipped within a day after an order is placed with us.

If a customer is uncomfortable ordering online or cannot establish a secure connection with our site, he or she is given the option of completing his or her order by calling our toll free customer service number.

We will offer the customer a choice of shipping options, including overnight, two-day and standard delivery within the United States. In addition, to capitalize on the global reach of the internet, we intend to provide shipping to over 200 countries. Upon receipt of an order, we expect that our site will send an e-mail to the customer confirming the receipt of the order. Another e-mail will follow when the shipment is made. In addition, our site will offer an order-tracking feature that allows customers to track the status of their order.

Technology

We intend to implement a broad array of state-of-the-art technology that will facilitate web site management, complex database search functionality, customer interaction and personalization, transaction processing, order filling and customer service functionality. Our technology will include a combination of our own technology and commercially available, licensed technology. We believe that our site will comprise a suite of applications that will permit customers, customer service employees, management, and administrative personnel to access and manage the database in an effective and efficient manner.

To address the critical issues of privacy and security on the internet, we will incorporate, for transmission of confidential personal information between customers and our web server, secure socket layer technology so that all data is transmitted via a fully encrypted session. In the event that a customer's browser does not support this technology, our site will instruct the customer to call our customer service center to provide his credit card information over the phone. Transmission of credit card and other personal information between web server and our fulfillment center will also be encrypted in a similar manner.

We will enter into an agreement with a major internet service provider to host our site and provide specified hardware and software as well as year round 24 hour systems support. The server and network architecture must be designed to provide high speed, reliable access 24 hours a day, 365 days a year, accommodate several thousand simultaneous visitors, and allow for rapid scaling of hardware and bandwidth to accommodate sudden increases in site traffic.

Competition

Electronic commerce generally, and, in particular, the online music content and merchandise market, is a new, dynamic, high growth market.

The direct marketing of music content and merchandise requires using a method that is not too costly and that is capable of displaying a large number of pages and products. Print catalogs are not well suited to this task. The paper, printing, mailing, and other production costs of a print catalog can be significant. To support these costs, a traditional cataloger requires products that are available in a full range of sizes and substantial quantities. Similarly, television is a costly medium that requires substantial quantities of products that are available in a full size scale in order for it to be an economical medium.

The internet, however, is a far less expensive and, in many ways, more effective method. Utilizing the internet, we can display an almost limitless number of content and items without the high costs of printing and mailing. With the internet, we can easily update content and product images as new products arrive and other items sellout. By integrating a sophisticated database with the power of the internet, we will be able to create a personalized shopping environment and allow our customers to search for the products that interest them. Accordingly, we believe that the internet is a medium that will permit us to market our content and products in a cost-effective manner.

Our competition for online customers comes from a variety of sources including, existing We believe that our ability to compete favorably is enhanced by our software/web site integration as well as our presentation of comprehensive and high-quality content.

For a discussion of risk factors related to our competition, please turn to the section entitled "Risk Factors - Competition" on page *.

Intellectual Property

We intend to develop trademarks, designs and our own systems and trade secrets to create competitive advantages. As a result, we will on a combination of trademark, service mark, copyright and trade secret laws, as well as confidentiality agreements and technical measures to protect our own rights. We are pursuing the registration of our service marks in the United States and abroad and are considering the possibility of patenting on some of our own technology.

Employees

As of February 15, 1999, we employed 5 full-time employees and 16 contractors. Our employees are not represented by a labor union, and we have never experienced a work stoppage. We believe our relationship with our employees is satisfactory.

Facilities

We have our corporate headquarters at 444 Bedford Street, Suite 8s in the downtown area of Fairfield County, Connecticut. The telephone number is 203-602-9994. Substantially all of our operating activities are conducted from 400 square feet of office space provided by our President at no charge.

We also have a branch offices in: Tampa, Florida provided by our attorney at no charge; Albiline, Texas provided by our Vice President of Technology at no charge; and in Woodland Hills, CA provided by our Vice President of Public Relations at no charge. We believe that additional space will be required as our business expands and believe that we can obtain suitable space as needed.
We do not own any real estate.

                           SELLING SECURITYHOLDERS

We have agreed to register shares of our current stockholders for resale at the same time we are selling our own shares in this offering and to pay all offering expenses. Our shareholders are selling 479,000 shares. We will not receive any of the proceeds of their sales.

The following table sets forth the name of each selling shareholder and the number of share owned prior to sale. None of the shareholders has ever held any position or office with us.


NAME
Number of Shares
--------
-----------------------

Elsa and Ernest Granz                             200
Edward Gibbons                                    400
Cadnetics Inc.                                151,200
Cliff Berger                                   20,000
Timothy D. Frawley and  Mary F. Frawley         1,000
Holli Blechner                                  4,500
Frank Falco and Geralyn Falco                   2,000
David Rousso                                    6,000
Thomas A. Caton                                   800
Dominick Caccippio                                200
Marsha Korinko and Michael Korinki                400
Frederick Wagner                                  400
Barbara Wagner                                    400
Bonnie Wagner                                     800
JAM Capital Corp.                               5,000
Herbert Appel and June Appel                    1,000
Mark A. Freeman                               110,000

Marlene Cernese                                   200
Benjamin Cernese and Sharon Cernese             1,000
Kanagasabai Sri Jayaramachandra                   500
Noel Stanley Fernando                             500
Ashley Roger Canagasabey                          500
Anil Goel                                         500
Brad Jones                                        500
Shanti McLelland                                  500
Roger McLelland                                   500
Mark DeFelice                                     500
Brian Kelley                                      500
Robert Enslein Jr.                              1,000
Richard Solomon                                   500
Layla Khoury                                      500
Graciela Heintz                                   500
Steven Hendler                                    500
Elie Khouri                                       500
James Dy                                          500
Hermogenes Brillantes                             500
Lawrence Frankel                                  500
Lauren Cooler                                     500
Jeremy and Karen Blumenfeld                       500
Isabel Arberman                                 1,000
Bella and Mauricio Nemes                        1,000
Joshua and Renee Bialek                         1,000
Alfred and Rachelle Arberman                  150,000
Maxkal Corporation                             10,000
                                           -------------------

TOTAL                                         479,000


                         DESCRIPTION OF CAPITAL STOCK

      --------------------------------------------------------------------------

            Authorized Capital Stock Under         Shares Of Capital Stock
            Our Articles Of Incorporation          Outstanding After offering
      --------------------------------------------------------------------------
        20,000,000                                   shares  of  common  stock *
                                                     shares  of  common  stock -
                                                     assuming   all  shares  are
                                      sold
      --------------------------------------------------------------------------
       10,000,000 shares of preferred stock      * shares of preferred stock
      --------------------------------------------------------------------------

    All material provisions of our capital stock are summarized in this prospectus. However, the following description isn't complete and is subject to applicable Delaware law and to the provisions of our articles of incorporation and bylaws. We have filed copies of these documents as exhibits to the registration statement related to this prospectus.

Common Stock

    You have the voting rights for your shares. You and all other common stockholders have identical rights and preferences. You and they may cast one vote for each share held of record on all matters submitted to a vote. You have no cumulative voting rights in the election of directors.

    You have dividend rights for your shares. You and all other common stockholders are entitled to receive dividends and other distributions when declared by our board of directors out of the assets and funds legally available, based upon the percentage of our common stock you own. We will not pay dividends. You should not expect to receive any dividends on shares in the near future, if after a merger. This investment may be inappropriate for you if you need dividend income from an investment in shares.

    You have rights if we are liquidated. Upon our liquidation, dissolution or winding up of affairs, you and all other common stockholders will be entitled to share in the distribution of assets remaining after payment or provision for payment of all debts, liabilities and expenses, and any liquidation preference to which preferred stockholders, if any, may then be entitled. Our directors, at their discretion, may borrow funds without your prior approval, which potentially further reduces the liquidation value of your shares.

      You have no right to acquire shares of stock based upon the percentage of our common stock you own when we sell more shares of our stock to other people. This is because we do not provide our stockholders with preemptive rights to subscribe for or to purchase any additional shares offered by us in the future. The absence of these rights could, upon our sale of additional shares of common stock, result in a dilution of our percentage ownership that you hold.

Preferred Stock

      Our board of directors can issue preferred stock at any time with any rights and preferences without your approval. Our authorized preferred stock may be issued from time to time in one or more designated series or classes. Our board of directors, without your approval, is authorized to establish the voting, dividend, redemption, conversion, liquidation and other relative provisions as may be provided in a particular series or class. The issuance of preferred stock, while providing flexibility for possible acquisitions and other corporate purposes, could, among other things, adversely affect your voting power. Under some circumstances a third party may find it more difficult to acquire, or be discouraged from acquiring, a majority of our outstanding voting stock because we issue preferred stock.

    We have preferred stock class A. There are * shares of preferred stock class
 A. This entitles persons to convert each preferred stock into 1,000 shares of our common stock upon specified conditions related to the public listing of our shares and our receiving at least $5,000,000 of net investment capital.

   The conversion rate will be adjusted in the event we change our stock structure, for example by a stock split or stock dividend. These preferred stockholders are not entitled to any voting rights, except as may be required by law; preferential dividend rights; or rights to be repurchased by us.

    We have preferred stock class C. There are 100,000 shares of preferred stock class C which entitles the owners to convert each preferred stock into ten shares of our common stock upon specified conditions related to the public listing of our shares, our receiving at least $1,000,000 of net investment capital and specific corporate milestones.

   The conversion rate will be adjusted in the event we change our stock structure, for example by a stock split or stock dividend. These preferred stockholders are not entitled to any voting rights, except as may be required by law; preferential dividend rights; or rights to be repurchased by us.

    We have warrants and options. There are * warrants and options which entitles the owners to purchase and equivalent number of shares of our common stock at $2.50 per common share. These warrants expire on December 31, 1999.

   The conversion rate will be adjusted in the event we change our stock structure, for example by a stock split or stock dividend. These warrant and option holders are not entitled to any voting rights, except as may be required by law; preferential dividend rights; or rights to be repurchased by us.

Transfer Agent and Registrar

The Transfer Agent and Registrar with respect to the common stock is Florida Atlantic Stock Transfer, Inc., Tamarac, Florida.

                       SHARES ELIGIBLE FOR FUTURE SALE

Of the shares outstanding after the offering, the 4,000,000 shares sold in this offering, including the 479,000 shares sold by our stockholders, will have been registered with the SEC under the Securities Act of 1933 and will be eligible for resale without registration under the Securities Act except if they were acquired by our directors, executive officers or other affiliates. In addition, there are * warrants and options outstanding. Our directors, executive officers, and persons or entities that they control will be able to sell shares of stock without violating the limitations of Rule 144 under the Securities Act. The remaining * outstanding shares may only be sold under Rule 144. The shares underlying the warrants and options can only be sold under Rule 144 unless we register those shares.

                                 Under   Rule   144,   directors,    executive
officers, and persons or entities that they control or who control them may sell shares of common stock in any three-month period in an amount limited to the greater of 1% of our outstanding shares of common stock or the average weekly trading volume in our common stock during the four calendar weeks preceding a sale. Sales under Rule 144 also must be made without violating the manner-of-sale provisions, notice requirements and the availability of current public information about us.

                                 Before  the  offering,   no  public   trading
market for our common stock existed. We cannot predict what effect, if any, that sales of shares or the availability of shares for sale will have on the prevailing market price of our common stock after completion of the offering. Nevertheless, sales of substantial amounts of common stock in the public market could have an adverse effect on prevailing market prices.


                                  MANAGEMENT

The following table and subsequent discussion sets forth information concerning our directors and executive officers, each of whom will serve in the same capacity with us upon completion of the offering. Each director and executive officer was elected to his position in 1998.


Name                                Age         Title
------------------------------------------------------------------------

Joel Arberman                       26    President, CEO, and Director
Bryan Eggers                        49    Vice President of Public Relations
Larry Payne                         50    Vice President of Technology
Avi Kerbs                           52    Director

Mr. Arberman has served as President, Chief Executive Officer and a member of our Board of Directors since May 1998. From January 1997 until May 1998, Mr. Arberman served as an independent corporate finance and business development consultant. From August 1995 until January 1998, Mr. Arberman served as an internet Analyst of Yorkton Securities, Inc., an investment banking firm. From November 1994 until August 1998, Mr. Arberman served as an Equity Analyst at SunAmerica Asset Management Company, an asset management company. From July 1993 until November 1994, Mr. Arberman served as a Junior Analyst at First Investors Management Corporation, an asset management company. Mr. Arberman holds a B.S. degree in Business Administration with a concentration in finance and marketing and a minor in and economics from the State University of New York, at Albany.

Mr. Eggers has served as Vice President of Public Relations since December 1998. From August 1998 until December 1998, Mr. Eggers served as an independent public relations consultant. From May 1996 until August 1998, Mr. Eggers served as the Marketing Communications Manager of Luckman Interactive, an internet software development company. From April 1994 until May 1996, Mr. Eggers served as a Public Relations Specialist for the Dataproducts Division of Hitachi, a computer printer manufacturer. From May 1993 until April 1994, Mr. Eggers served as a consultant for public relations and marketing for Now-Online, Inc., an internet service provider.

Mr. Payne has served as Vice President of Technology since December 1998. From January 1995 until November 1998, Mr. Payne served as a software and hardware engineer for MediaGarden Inc., a developer of tools and products for educational markets. From December 1993 until December 1994, Mr. Payne served as a software development consultant. From September 1993 until November 1993, Mr. Payne served as a software engineer for Now On-Line, Inc., an internet service provider. From December 1992 until August 1993, Mr. Payne served as a software development consultant. During his career, Mr. Payne has developed numerous software applications including text editors, setup and installation utilities, CD-ROM driver and management utilities, CD music players, communications programs, compilers, data compression utilities, and games.

Mr. Kerbs has served as a Director since December 1998. For the past few years, Mr. Kerbs has served as the President and Chief Executive Officer of Teuza
Management and Development based in Haifa Israel. Teuza is a venture capital fund invested in the communications, semiconductor equipment and software, healthcare and biotechnology fields. Mr. Kerbs provides the overall direction of PhD's, Engineers, CPA's and Legal consultants, engaged in the identification of high technology investment opportunities and in the completion of due diligence studies to venture capital investments on the part of the Teuza Fund. He serves as a Director of many development stage companies and is the Chairman of the Board of NESS and Rotlex. Mr. Kerbs has more than 20 years of experience in high technology systems and a long record of pioneering management activities in Israel, Europe and the United States. He holds a Bachelor of Science Degree in Industrial Engineering and Management from the Technion and a Master of Science Degree in Management from the Technion.

 Our directors all hold office until the next annual meeting of shareholders and the election and qualification of their successors. Directors receive no compensation for serving on the board of directors other than reimbursement of reasonable expenses incurred in attending meetings. Officers are appointed by the board of directors and serve at the discretion of the board.

Executive Compensation

The following table sets forth all compensation awarded to, earned by, or paid for services rendered to us in all capacities during the fiscal year ended December 31, 1998, by our other executive officers whose salary and bonus for fiscal year 1998 exceeded $100,000.

                          Summary Compensation Table
                        Long-Term Compensation Awards

Name and Principal          Annual Compensation - 1998
-------------------         --------------------------
Position
                             Salary ($)      Bonus ($)         Number of Shares
                             ----------      ---------            Options (#)
Joel Arberman, President        None           None                  None


We have entered into two-year employment agreements with Joel Arberman, Bryan Eggers and Larry Payne. Mr. Arberman and Mr. Eggers will be compensated for their services at the rate of $70,000 per year and Mr. Payne will be compensated for his services at the rate of $75,000 per year.

Delaware Law on Indemnification

Our Certificate of Incorporation contains provisions permitted under the General Corporation Law of Delaware relating to the liability of Directors. The provisions eliminate a director's liability to stockholders for monetary damages for a breach of fiduciary duty, except in circumstances involving wrongful acts, including the breach of a director's duty of loyalty or acts or omissions which involve intentional misconduct or a knowing violation of law. Our Certificate of Incorporation also contains provisions obligating us to indemnify our directors and officers to the fullest extent permitted by the General Corporation Law of Delaware. We believe that these provisions will assist us in attracting and retaining qualified individuals to serve as directors.

Following the close of this offering, we will be subject to the State of Delaware's business combination statute. In general, the statute prohibits a publicly held Delaware corporation from engaging in a business combination with a person who is an interested stockholder for a period of three years after the date of the transaction in which that person became an interested stockholder, unless the business combination is approved in a prescribed manner. A business combination includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates, owns, or, within three years prior to the proposed business combination, did own 15% or more of our voting stock. The statute could prohibit or delay mergers or other takeovers or change in control attempts and accordingly, may discourage attempts to acquire us.

As permitted by Delaware law, we intend to eliminate  the personal  liability of our directors for monetary damages for breach or alleged breach of their fiduciary duties as directors, subject to exceptions. In addition, our bylaws provide that we are required to indemnify our officers and directors, employees and agents under circumstances, including those circumstances in which indemnification would otherwise be discretionary, and we would be required to advance expenses to our officers and directors as incurred in proceedings against them for which they may be indemnified. The bylaws provide that we, among other things, will indemnify officers and directors, employees and agents against liabilities that may arise by reason of their status or service as directors, officers, or employees, other than liabilities arising from willful misconduct, and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified. At present, we are not aware of any pending or threatened litigation or proceeding involving a director, officer, employee or agent of ours in which indemnification would be required or permitted. We believe that our charter provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

 We have agreed, to fullest extent permitted by applicable law, to indemnify all our officers and directors. The SEC believes that this indemnification may not be given for violations of the Securities Act of 1933 that governs the distribution of our securities.

Stock Incentive Plan

Our 1998 stock incentive plan was originally adopted by our board of directors and approved by stockholders on October 15, 1998. The stock incentive plan provides for the grant of stock options for up to a total of 10% of the shares of common stock to employees, officers and directors of, and consultants or advisors to us.

Each of the incentive stock option agreements will provide that the options become exercisable if we achieve a specific stock price during the three-year period commencing on the date of the grant of the options. We are deemed to have achieved our stock price target if, at any time during the three-year period commencing on the day we issue the options:

o  We shall  have  sold  shares  common  stock at a price  50%  higher  than the offering price, subject to adjustment for additional share issuances including stock splits or stock dividends, or more per share, to a person or entity which is unaffiliated with us or any of our stockholders, officers or directors, in a private placement or public offering, or
o Our board of directors determines, in good faith, that the fair market value of a share of our common stock is equal to 50% above the offering price or more, subject to similar adjustment.

                        YEAR 2000 READINESS DISCLOSURE

OUR STATE OF READINESS

We have defined Year 2000 compliance as follows:

Information technology time and date data processes, including, but not limited to, calculating, comparing and sequencing data from, into and between the 20th and 21st centuries contained in our products and services offered through the us, will function accurately, continuously and without degradation in performance and without requiring intervention or modification in any manner that will or could adversely affect the performance of such products or the delivery of such services as applicable at any time hereafter.

Our internal systems include both its information technology systems and non-information technology systems. We have initiated an assessment of its proprietary information technology systems, and expect to complete any remediation and testing of all information technology systems during 1999. With respect to information technology systems provided by third-party vendors, we have sought assurances from such vendors that their technology is Year 2000 compliant. All of our material information technology system vendors have replied to inquiry letters sent by us stating that they either are Year 2000 compliant or expect to be so in a timely manner.

We  are  evaluating  its  non-information   technology  systems  for  Year  2000
compliance. It has not, to date, discovered any material Year 2000 issues with respect to its non-information technology systems.

We are in the process of contacting its material seller participants whose products or services are sold through us to determine if they are Year 2000 compliant. To date, all such seller participants have stated that they are, or expect to be, Year 2000 compliant in a timely manner.

Our customers are individual Internet users, and, therefore, we do not have any individual customers who are material to an evaluation of Year 2000 compliance issues.

THE COSTS TO ADDRESS YEAR 2000 ISSUES

We have expensed amounts incurred in connection with Year 2000 compliance since its formation through December 31, 1998. Such amounts have not been material. The additional costs to make any other products or services Year 2000 compliant by mid-1999 will be expensed as incurred, but are not expected to be material.

We are not currently aware of any material operational issues or costs associated with preparing its systems for the Year 2000. Nonetheless, we may experience material unexpected costs caused by undetected errors or defects in the technology used in its systems or because of the failure of a material seller participant to be Year 2000 compliant.

RISKS ASSOCIATED WITH YEAR 2000 ISSUES

Notwithstanding our Year 2000 compliance efforts, the failure of a material system or vendor, including a vendor participant in our service, or the Internet generally, to be Year 2000 compliant could harm the operation of our services or prevent certain products and services being offered through our services, or have other unforeseen, adverse consequences to the company.

Finally, we are also subject to external Year 2000-related failures or disruptions that might generally affect industry and commerce, such as utility or transportation company Year 2000 compliance failures and related service interruptions. Moreover, participating vendors in our services might experience substantial slow-downs in business if consumers avoid products and services such as air travel both before and after January 1, 2000 arising from concerns about reliabilty and safety because of the Year 2000 issue. All of these factors could have a material adverse effect on our business, financial condition and results of operations.

CONTINGENCY PLANS

We have not yet developed a contingency plan to address situations that may result if it is unable to achieve Year 2000 compliance. The cost of developing and implementing such a plan, if necessary, could be material.

                          RELATED PARTY TRANSACTIONS

 On October 15, 1998, Mr. Eggers and Mr. Payne sold us all rights, title and interest to all intellectual property that they owned relating to certain software, technology and ideas relating to Internet-based and computer-based music. In exchange for such sale, we issued Mr. Eggers and Mr. Payne 50,000 Preferred Shares, Class C. In addition, both Mr. Eggers and Mr. Payne were hired as our Vice President of Public Relations and Vice President of Technology.

                            PRINCIPAL SHAREHOLDERS

The following table sets forth information about our current shareholders assuming the sale of the maximum number of shares of common stock offered and conversion of all issued preferred shares. Unless otherwise indicated below, to our knowledge, all persons listed below have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law.

-------------------------------------------------------------------------------
                      Beneficial Ownership
                       of common stock
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                      Shares Owned      Percentage of Class
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                                        Before offering     After offering
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Joel Arberman         3,900,000 (1)     *%                  *%
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Bryan Eggers            500,000 (1)     *%                  *%

Larry Payne             500,000 (1)     *%                  *%

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
---------             -------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
All directors and      3,900,000 (1)    *%                  *%
officers as a group
-
4 persons
-------------------------------------------------------------------------------

(1)Mr. Arberman has placed 1,000,000 of his 3,900,000 common shares in escrow with the board of directors. The shares in escrow will be cancelled pro-rata as the preferred stock class C convert into common shares. Mr. Eggers and Mr. Payne currently own preferred stock class C. After we achieve specified milestones, they can convert some or all of their preferred shares into common shares. The table assumes that all of the milestones are achieved and that they receive the maximum number of common shares. For every share they receive, one share currently owned by Mr. Arberman shall be cancelled. Therefore, regardless of whether or not Mr. Eggers and Mr. Payne receive common shares, the total number of shares owned by all current directors and officers will remain unchanged at 3,900,000.

                                 THE OFFERING

      We are offering up to a maximum of 3,521,000 Shares at a price of $* per share to be sold by us.

      Our stockholders are offering 479,000 shares without the use of a professional underwriter. They will not pay commissions on stock sales. We won't receive any of the proceeds of sale of their shares.

      The offering will remain open for a period in our sole discretion, unless the maximum proceeds are earlier received or we determine, in our sole discretion, to cease selling efforts. Our officers, directors and stockholders and their affiliates may purchase Shares in this offering.

    We won't escrow of any of the proceeds of this offering. Accordingly, we will have use of your funds once we accept your subscription and funds have cleared. Your subscription is non-refundable.

    No public trading market for the common stock exists, and one may never exist. We have no agreement with a market maker to make quotations of our common stock on the over the counter bulletin board. The development of a public trading market depends upon the existence of willing buyers and sellers which is not within our control or that of any market maker. Market makers are not required to maintain a continuous two-sided market and are free to withdraw firm quotations at any time.

                  Even with a market maker, the nature of this offering, the possible lack of earnings history and the absence of dividends in the foreseeable future for the business we acquire may impede the development of an active and liquid market for common stock. You should carefully consider the limited liquidity of your investment in the shares.

    Any trading in the our stock will be conducted in the over the counter market in the so-called "pink sheets" or the NASDAQ's over the counter bulletin board. As a consequence, you could find it more difficult to dispose of, or to obtain accurate quotations as to the price of, your stock.

    The Securities Enforcement and Penny Stock Reform Act of 1990 requires additional disclosure for trades in any stock defined as a penny stock. The SEC has adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to exceptions. Under this rule, broker/dealers who recommend these securities to persons other than established customers and accredited investors must make a special written suitability determination for the purchaser and receive the purchaser's written agreement to a transaction before sale. We think that even after the merger, our common stock will fall within the definitional scope of a penny stock

                     WHERE YOU CAN FIND MORE INFORMATION?

      We have not previously been subject to the reporting requirements of the Securities Exchange Act of 1934, as amended. We have filed with the SEC a registration statement on Form SB-2 to register the offer and sale of the shares. This prospectus is part of that registration statement, and, as permitted by the SEC's rules, does not contain all of the information in the registration statement. For further information with respect to us and the shares offered under this prospectus, you may refer to the registration statement and to the exhibits and schedules filed as a part of the registration statement. You can review the registration statement and our exhibits and schedules at the public reference facility maintained by the SEC at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the SEC at 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, Suite 1400, 500 West Madison Street, Chicago,

Illinois 60661. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The registration statement is also available electronically on the World Wide web at http://www.sec.gov.

    You can also call or write us at any time with any questions you may have. We'd be pleased to speak with you about any aspect of this offering.

              Special Note Regarding Forward-Looking Statements

This prospectus contains forward-looking statements that reflect our views about future events and financial performance. Our actual results, performance or achievements could differ materially from those expressed or implied in these forward-looking statements for various reasons, including those in the "risk factors" section beginning on page *. Therefore, you should not place undue reliance upon these forward-looking statements.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of any statements. We are under no duty to update any of the forward-looking statements after the date of this prospectus.


                              LEGAL PROCEEDINGS

    We not a party to or aware of any threatened litigation of a material nature.

                                LEGAL MATTERS

    The validity of the shares offered under this prospectus is being passed upon for us by Williams Law Group, P.A., Tampa FL.

                             FINANCIAL STATEMENTS

                           CDBEAT. COM, INC.
                    (A Development Stage Enterprise)

                           TABLE OF CONTENTS


------------------------------------------------------------------------



Independent Auditors' Report                                                F-2

Balance Sheet as of December 31, 1998                                       F-3

Statement of Operations for the period May 8, 1998
    (date of incorporation) to December 31, 1998                            F-4

Statement of Stockholders' Equity for the period May 8, 1998
    (date of incorporation) to December 31, 1998                            F-5

Statement of Cash Flows for the period May 8, 1998
    (date of incorporation) to December 31, 1998                            F-6

Notes to the Financial Statements                                           F-7



------------------------------------------------------------------------

       [Letterhead of Beard Nertney Kingery Crouse & Hohl, P.A.]




INDEPENDENT AUDITORS' REPORT

To the Board of Directors of CDbeat.com, Inc.:

We have audited the accompanying balance sheet of CDbeat.com, Inc. (the "Company"), a development stage enterprise, as of December 31, 1998, and the related statements of operations, stockholders' equity and cash flows for the period May 8, 1998 (date of incorporation) to December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and the disclosures in the financial statements. An audit also includes assessing the accounting principles used and the significant estimates made by management, as well as the overall financial statement presentation. We believe our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 1998, and the results of its operations and its cash flows for the period May 8, 1998 (date of incorporation) to December 31, 1998 in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note B to the financial statements, the Company has generated a net loss of $124,074 for the period May 8, 1998 (date of incorporation) to December 31, 1998, and is anticipating a net loss for the fiscal year ended December 31, 1999. In addition, the Company will require a significant amount of capital to commence its planned principal operations. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note B. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


/s/ Beard Nertney Kingery Crouse & Hohl, P.A.

February 16, 1999

                 CDBEAT.COM, INC.
         (A Development Stage Enterprise)

      BALANCE SHEET AS OF DECEMBER 31, 1998


   ------------------------------------------------




ASSETS

Cash and cash equivalents                  $309,203
Employee advance                              4,984
Prepaid product development costs           420,000
Computer equipment (net of
  accumulated depreciation of $26)            1,557
                                          ---------

TOTAL                                      $735,744
                                          =========


LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES:
Accrued expenses                           $32,511
Due to stockholder                             279
                                          ---------
   Total liabilities                        32,790
                                          ---------

STOCKHOLDERS' EQUITY:
Convertible preferred stock - $.001
par value, 10,000,000 shares authorized:
   Class A preferred stock - 27.847
       shares issued and outstanding,
       liquidation value $0                      0
   Class B preferred stock - 100
       shares issued and outstanding,
       liquidation value $0                      0
   Class C preferred stock - 100,000
       shares issued and outstanding,
       liquidation value $100                  100
Common stock - $.001 par value
  20,000,000 shares authorized;
  4,313,600 shares issued and
  outstanding                                 4,314
Additional paid-in capital                  822,614
Deficit accumulated during the
  development stage                        (124,074)
                                          ---------
   Total stockholders' equity               702,954
                                          ---------

TOTAL                                      $735,744
                                          =========







SEE NOTES TO FINANCIAL STATEMENTS.

                 CDBEAT.COM, INC.
         (A Development Stage Enterprise)

             STATEMENT OF OPERATIONS
for the period May 8, 1998 (date of incorporation)
               to December 31, 1998




EXPENSES:
Professional fees                          $ 87,775
Payroll and related taxes                    28,933
Office and administration                     2,461
Marketing and travel                          5,618
Depreciation                                     26
                                          ---------

   Total expenses                           124,813

OTHER INCOME-
   Interest                                   (739)
                                          ---------

NET LOSS                                   $124,074
                                          =========

NET LOSS PER SHARE:

Basic                                     $   0.03
                                          =========

Weighted average number of shares - basic 4,114,825
                                          =========

Diluted                                   $   0.03
                                          =========

Weighted average number of shares-diluted 4,128,982
                                          =========












SEE NOTES TO FINANCIAL STATEMENTS.

                                  CDBEAT.COM, INC.
                          (A Development Stage Enterprise)

                         STATEMENT OF STOCKHOLDERS' EQUITY
                 for the period May 8, 1998 (date of incorporation)
                                to December 31, 1998


                                                                                           Deficit
                                                                                          Accumulated
                                                                              Additional  During the
                                    Convertible Preferred  CommonkStock        Paid-      Development
                                     Shares    Par Value   Shares   Par Value in Capital    Stage       Total
                                     ------    --------  ---------- --------- ----------  -----------  ---------
Balances, May 8, 1998
  (date of incorporation)                0    $   0         0         $  0    $     0      $   0         $    0

Proceeds from issuance of
  common stock                                          4,217,600     4,218   443,782                    448,000

Issuance of stock in exchange for product development costs:
      Class B Preferred                 100       0                           138,000                    138,000
      Common                                               96,000        96   239,904                    240,000

Other issuances of preferred stock:
  Class A                                28       0                                28                         28
  Class C                           100,000     100                               900                      1,000

Net loss for the period, May
  8, 1998 ( date of incorporation)
  to December 31, 1998                                                                       (124,074)  (124,074)
                                   -------  --------   ----------   -------  ---------       ---------  --------

Balances, December 31,             100,128  $   100    4,313,600    $ 4,314  $ 822,614       $(124,074) $702,954
                                   =======  ========   ==========   =======  =========       =========  ========





SEE NOTES TO FINANCIAL STATEMENTS.

                 CDBEAT.COM, INC.
         (A Development Stage Enterprise)

             STATEMENT OF CASH FLOWS
for the period May 8, 1998 (date of incorporation)
               to December 31, 1998





CASH FLOWS FROM OPERATING ACTIVITIES:
   Net loss                                   $(124,074)
   Adjustments to reconcile net loss to net
     cash used in operating activities:
        Issuance of preferred stock
          for professional services               1,028
        Depreciation                                 26
     Change in assets and liabilities, net:
        Increase in accrued expenses             32,511
        Increase in employee advance             (4,984)
        Increase in prepaid product
          development costs                     (42,000)
        Increase in due to stockholder              279
                                                -------
NET CASH USED IN OPERATING ACTIVITIES          (137,214)
                                                -------

CASH FLOWS USED IN INVESTING ACTIVITIES-
   Purchase of equipment                         (1,583)
                                               ---------

CASH FLOWS PROVIDED BY FINANCING ACTIVITIES-Proceeds from the issuance of common stock 448,000
                                               ---------

NET INCREASE IN CASH AND CASH EQUIVALENTS       309,203

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD        0
                                               --------

CASH AND CASH EQUIVALENTS, END OF PERIOD       $309,203
                                              =========

   Interest paid                               $      0
                                              =========

   Taxes paid                                  $      0
                                              =========

SUPPLEMENTAL DISCLOSURES OF NON-CASH INVESTING AND
  FINANCING ACTIVITIES:

   Common stock issued for prepaid product
     development costs                        $(240,000)
   Preferred stock issued for prepaid product
     development costs                         (138,000)
                                              ---------
                                              $(378,000)
                                              =========




SEE NOTES TO FINANCIAL STATEMENTS.

                              CDBEAT.COM, INC.
                       (A Development Stage Enterprise)

                       NOTES TO FINANCIAL STATEMENTS
------------------------------------------------------------------------------

NOTE A - FORMATION AND OPERATIONS OF THE COMPANY

CDbeat.com, Inc. F/K/A SMD Group, Inc. (the "Company") was incorporated under the laws of the state of Delaware on May 8, 1998. The Company, which is considered to be in the development stage as defined in Financial Accounting Standards Board Statement No. 7, intends to provide branded, interactive information and programming as well as merchandise to music enthusiasts worldwide. The planned principal operations of the Company have not commenced, therefore accounting policies and procedures have not been established.

The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Actual results could differ from those estimates.


NOTE B - GOING CONCERN

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company generated a net loss of $124,074 for the period May 8, 1998 (date of incorporation) to December 31, 1998, and is anticipating a net loss for the fiscal year ending December 31, 1999. In addition, the Company will require a significant amount of capital to commence its planned principal operations. Accordingly, the Company's ability to continue as a going concern is dependent upon its ability to secure an adequate amount of capital to finance its anticipated losses and planned principal operations. The Company's plans include a public offering of its common stock (see Note I) and the issuance of debt, however there is no assurance that they will be successful in these efforts. These factors, among others, may indicate that the Company will be unable to continue as a going concern for a reasonable period of time.

The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.


NOTE C - CONCENTRATION OF CREDIT RISK

Financial instruments, which potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents. The Company maintains all of its cash and cash equivalents at one FDIC insured institution, which has a maximum insurance limit of $100,000.

Accordingly, as of December 31, 1998, approximately $209,000 of cash and cash equivalents were not covered by FDIC insurance.


NOTE D - PREPAID PRODUCT DEVELOPMENT COSTS

On December 31, 1998, the Company engaged a software development firm (the "Developer") to develop a software application for the Company's planned interactive Web site (the "Application"). Pursuant to terms of the agreement, the Developer received total consideration of $420,000 through December 31, 1998; such consideration consisted of (1) cash of $42,000; (2) 96,000 shares of the Company's common stock having a market value of $240,000; and (3) 100 shares of the Company's convertible Class B preferred stock having a market value of $138,000 (these shares were converted into 55,200 of the Company's common shares in January 1999).

In January 1999, the scope of the engagement was amended whereby additional services will be provided by the Developer for $240,000. These costs, along with the prepaid product development costs in the accompanying balance sheet, will be expensed as they are incurred.


NOTE E - INCOME TAXES

During the period May 8, 1998 (date of incorporation) to December 31, 1998, the Company recognized losses for both financial and tax reporting purposes. Accordingly, no deferred taxes have been provided for in the accompanying statement of operations. The significant components of the deferred tax asset as of December 31, 1998, assuming an effective income tax rate of 34%, are approximately as follows:

      Deferred Income Tax Asset:
      Net operating loss carryforwards                        $
                                                               ------
      Deferred income tax asset                                42,200
      Less valuation allowance                                (42,200)
                                                              -------
      Total deferred income tax asset - net                   $     0
                                                              =======

The Company established a valuation allowance to fully reserve the deferred income tax asset as of December 31, 1998 as the realization of the asset did not meet the required asset recognition standard established by Financial Accounting Standards Statement No. 109 "Accounting for Income Taxes."

At December 31, 1998, the Company had net operating loss carryforwards of approximately $124,000 for income tax purposes. These carryforwards will be available to offset future taxable income through the year 2018.

NOTE F - PREFERRED AND COMMON STOCK

Convertible Preferred Stock

In addition to the preferred shares discussed at Note D, the Company has issued preferred shares as follows:

      a. 27.847 shares of Class A, which were issued to certain consultants as consideration for capital raised through the Company's private placements. In January 1999, all of these shares were converted into 27,847 shares of common stock. Because of the nature of the services provided by the consulants, the fair market value of the shares has been recorded as a reduction of additional paid-in capital.

b. 100,000 shares of Class C, which were issued to two individuals in connection with the purchase of certain intangibles, and which may under certain conditions be converted to 1,000,000 shares of the Company's common stock. The employees have agreed to place the preferred shares into a voting trust that
         is administered by the Company's president.   Pursuant to
         terms of the voting trust agreements, one thirty-sixth of the preferred shares are to be released each month, subject to the limitation that for every share released, the Company on a cumulative basis must have met certain sales goals. As such, it is possible that some or all of these shares will not be converted into common shares, and accordingly, the Company has not recorded compensation expense during the period May 8, 1998 (date of incorporation) to December 31, 1998. Rather, the Company will record compensation expense equal to the fair market value of the common shares on the date any such shares
         are earned.   The agreements, which are irrevocable, have an
         initial term of three years and may be renewed indefinately.

Each of the above classes consists of the following rights and preferences: (1) no stated dividends, (2) non-voting, (3) no preferential dividends, (4) no redemption rights, (5) liquidation preference equal to its par value and assuming the required conditions are met, convertible into common shares at any time prior to December 31, 2010. The conversion rates described above are subject to proportional adjustment in the event of a stock split, stock dividend or similar recapitalization event effecting such shares.

Common Stock

In addition to the common shares discussed in Note D above, the Company has issued common shares as follows:

a. Upon its incorporation, 4,025,000 shares for cash of $25,000 (3,900,000 of these shares were issued to the Company's president).

b. Pursuant to a private placement of securities effected between August and September 1998, 39,000 shares were sold to twenty-five investors at a price of $1.00 per share.


c. Pursuant to a private placement of securities effected between October 1998 and December 1998, 153,600 shares were sold to nineteen investors at a price of $2.50 per share.

In connection with the issuance of Class C preferred stock, the Company's president has placed 1,000,000 of his common shares in escrow with the Company under an irrevocable trust agreement. Ten of these shares will be canceled upon conversion of each of the currently issued and outstanding Class C preferred shares to common stock. Shares not canceled under this trust agreement by October 14, 2001 will be released to the Company's president (unless the term of the agreement is extended).

Warrants

As of December 31, 1998, the Company had issued warrants entitling certain consultants to purchase 17,847 shares of common stock for a price of $2.50 per share (which, based on recent sales, the Board of Directors believes is the fair market value of the stock).


NOTE G - STOCK OPTION PLAN

The Company's 1998 Stock Option (the "Plan") was adopted by the Board of Directors and approved by the Company's stockholders on October 15, 1998. The Plan provides that a maximum of 1,000,000 shares of common stock shall be initially available for issuance, and allows the Board of Directors to make additional one-time grants of up to 1,000,000 shares for newly hired personnel. As of December 31, 1998, no such options had been granted.


NOTE H - LOSS PER SHARE

The Company computes net loss per share in accordance with SFAS No. 128 "Earnings per Share" ("SFAS No. 128") and SEC Staff Accounting Bulletin No. 98 ("SAB 98"). Under the provisions of SFAS No. 128 and SAB 98, basic net loss per share is computed by dividing the net loss available to common stockholders for the period by the weighted average number of common shares outstanding during the period. Diluted net loss per share is computed by dividing the net loss for the period by the number of common and common equivalent shares outstanding during the period. Common equivalent shares, composed of incremental common shares issuable upon the conversion of Class A and B convertible preferred stock, are included in diluted net income per share to the extent such shares are dilutive.

Warrants and Class C preferred stock have been excluded from the loss per share calculations because they currently are not dilutive. The following table sets forth the computation of basic and diluted net loss per share:


Numerator
     Net loss available to common stockholders      $
                                                     124,074
                                                   ==========

Denominator
     Weighted average shares                       4,114,825
                                                   ----------
     Denominator for basic calculation             4,114,825

     Weighted average effect of dilutive securities:
       Class A Preferred Stock                        12,800
       Class B Preferred Stock                         1,357
                                                   ==========
     Denominator for diluted calculation           4,128,982
                                                   ==========

Net loss per share:
     Basic                                           $  0.03
                                                   ==========
     Diluted                                         $  0.03
                                                   ==========


NOTE I - PROPOSED COMMON STOCK OFFERING

On January 15, 1999, the Company filed a registration statement with the Securities and Exchange Commission for the sale of up to 4,000,000 shares of its common stock, including 479,000 of which are being offered by existing shareholders, for $2.50 per share. The offering is on a best efforts, no minimum basis. As such, there will be no escrow of any of the proceeds of the offering and the Company will have the immediate use of such funds to finance its planned operations.

NOTE J - COMMITMENTS

Effective December 1, 1998, the Company executed two year employment agreements with its President, its Vice President of Technology and its Vice President of Publicity which require aggregate annual compensation of $215,000 per annum, plus certain bonuses and fringe benefits (as defined in the employment agreements). The employment agreements contain clauses which allow the Company to terminate the officers' employment for various reasons. If the Company elects to exercise such rights without reasonable cause (as defined in the employment agreements), the respective officer(s) will be entitled to their salary and benefits for a period equal to the lesser of (1) twelve months or (2) the remaining term of the employment agreement.

NOTE K - SUBSEQUENT EVENTS

The following significant events have occurred subsequent to December 31, 1999:

      a. On January 12, 1999, the Company engaged a financial consulting firm (the "Firm") to provide various consulting services for a fee of $75,000. The Firm is also entitled to receive as additional consideration 303 Class A Convertible Preferred Shares convertible into 303,000 shares of common stock at a fair market value of $757,500 and a warrant entitling them to purchase 303,000 shares of the Company's common stock at a price of $2.50 per share. Certain milestones must be met before conversion or exercise.

      b. The Company's president and majority stockholder has advanced $26,500 to the Company; such advances bear interest at 6%, are unsecured and due on demand.

      c. In January 1999, warrants were granted to various employees and individuals to purchase 110,500 shares of the Company's common stock at a price of $2.50 per share. None of the warrants have been exercised.


------------------------------------------------------------------------------

 Part II - INFORMATION NOT REQUIRED IN PROSPECTUS

 Item 22. Indemnification of Directors and Officers.

 The information required by this Item is incorporated by reference to "Indemnification" in the prospectus herein.

 Item 23. Other Expenses of Issuance and Distribution.
 SEC Registration Fee            $2,780
 Blue Sky Fees and Expenses      10,000
 Legal Fees and Expenses         5,000
 Printing and Engraving Expenses 20,000
 Accountants' Fees and Expenses  6,000
 Miscellaneous                   5,000
   Total                         $48,780

 The foregoing expenses, except for the SEC fees, are estimated.

 Item 24. Recent Sales of Unregistered Securities.

   The following sets forth information relating to all previous sales of Common Stock by the Registrant which sales were not registered under the Securities Act of 1933.

On May 8, 1998, we issued 3,900,000 shares of common stock to Joel Arberman, President and CEO of the Registrant for no consideration. The foregoing purchase and sale were exempt from registration under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to Section 4(2) on the basis that the transaction did not involve a public offering.

On May 10, 1998, we issued 125,000 shares of common stock to Alfred and Rachelle Arberman, for an aggregate consideration of $25,000. No sales commissions were paid in connection with the offering. The foregoing purchases and sales were exempt from registration under the Securities Act pursuant to Section 4(2) on the basis that the transactions did not involve a public offering.

Pursuant to a private placement of securities effected between August 1998 and September 1998, we sold 39,000 common stock to 25 investors, each of whom subscribed to purchase the shares, at a price of $1.00 per share, for aggregate consideration of $39,000. No sales commissions were paid in connection with the offering. The foregoing purchases and sales were exempt from registration under the Securities Act pursuant to Section 4(2) on the basis that the transactions did not involve a public offering.

Pursuant to a private placement of securities effected between October 1998 and December 1998, we sold 153,800 common shares to 19 investors, each of whom subscribed to purchase the shares, at a price of $2.50 per share, for aggregate consideration of $384,500. No sales commissions were paid in connection with the offering. The foregoing purchases and sales were exempt from registration under the Securities Act pursuant to Section 4(2) on the basis that the transactions did not involve a public offering.

On October 15, 1998, we bought from Mr. Eggers and Mr. Payne, the current Vice President of Public Relations and Vice President of Technology, all right, title and interest to all intellectual property they owned relating to specific software, technology and ideas relating to internet-based and computer-based music. In exchange for the sale, we issued to each of Mr. Eggers and Mr. Payne 50,000 preferred shares class C for a consideration of approximately $.001 per share of preferred stock class C, or an aggregate of $1,000. The preferred shares class C are convertible into 1,000,000 shares of common stock following the achievement of specified milestones. The foregoing purchases and sales were exempt from registration under the Securities Act pursuant to Section 4 (2) on the basis that the transactions did not involve a public offering.

On December 31, 1998, we issued to Cadnetics Inc., a software development firm for the Registrant, 96,000 shares of common stock for consideration of $240,000 of services, plus 100 shares of preferred stock class B for consideration of $138,000 of services. The foregoing purchases and sales were exempt from registration under the Securities Act pursuant to Section 4(2) on the basis that the transactions did not involve a public offering.

On December 31, 1998, we issued 27.847 shares of preferred stock class A, which are convertible into 27,847 shares of common stock, to consultants, for consideration of approximately $1.00 per share of preferred stock class A, or an aggregate of $27.85. The foregoing purchases and sales were exempt from registration under the Securities Act pursuant to Section 4(2) on the basis that the transactions did not involve a public offering.

On December 31, 1998, we issued a warrant to consultants for a total of 17,847 shares of common stock. The warrants granted are exercisable at a price of $2.50 per share.

Between January 1, 1999 and January 9, 1999, we issued 79,030 warrants to purchase common shares a price of $2.50 per share, to various individuals. The warrants were issued for no consideration. No sales commissions were paid in connection with the offering. The foregoing purchases and sales were exempt from registration under the Securities Act pursuant to Section 4(2) on the basis that the transactions did not involve a public offering.

On January 11, 1999, we issued to consultants for the Registrant, 27,847 shares of common stock for the conversion of 27.847 shares of preferred stock class A.

On January 12, 1999, we issued to L&R Holdings Inc., a consulting firm for the Registrant, 303 preferred stock class A, which are convertible into 303,000 shares of common stock, for consideration of approximately $1,000 per share, or an aggregate of $303,000. In addition, we issued 303,000 warrants to purchase common shares a price of $2.50 per share to L&R Holdings, Inc. for no consideration. The foregoing purchases and sales were exempt from registration under the Securities Act pursuant to Section 4(2) on the basis that the transactions did not involve a public offering.

On January 12, 1999, we issued to a consultant for the Registrant, 8.75 preferred stock class A, which are convertible into 8,750 shares of common stock, for consideration of approximately $1000 per share of preferred stock class A, or an aggregate of $8,750. In addition, we issued 31,500 warrants to purchase common shares a price of $2.50 per share for no consideration. The foregoing purchases and sales were exempt from registration under the Securities Act pursuant to Section 4(2) on the basis that the transactions did not involve a public offering.

On January 12, 1999, we issued to Cadnetics Inc., a software development firm for the Registrant, 55,200 shares of common stock for the conversion of 100 shares of preferred stock class B.

 Item 25. Exhibits.

 The following exhibits are filed with this Registration Statement:

 Number         Exhibit Name
 3.1 Articles of Incorporation
 3.2 By-Laws
4.1   Rights and Preferences of preferred stock
5     Opinion Regarding Legality
10.1 Form of Employment Agreement with Joel Arberman, Bryan Eggers and Larry Payne.

10.2  Stock Option Plan
 23.1Consent of Expert
 24.1Consent of Counsel

 All other Exhibits called for by Rule 601 of Regulation S-B are not applicable to this filing. Information pertaining to our Common Stock is contained in our Articles of Incorporation and By-Laws.

 Item 26. Undertakings.

 The undersigned registrant hereby undertakes:

 (1) To file, during any period in which offer or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section I 0(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to the information in the Registration Statement.

 (2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of securities at that time shall be deemed to be the initial bona fide offering.

 (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   Subject to the terms and conditions of Section 15(d) of the Securities Exchange Act of 1934, the undersigned Registrant hereby undertakes to file with the Securities and Exchange Commission any supplementary and periodic information, documents, and reports as may be prescribed by any rule or regulation of the Commission heretofore or hereafter duly adopted pursuant to authority conferred to that section.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to our Certificate of Incorporation or provisions of Florida law, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission the indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. If a claim for indemnification against liabilities (other than the payment by the Registrant) of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit, or proceeding is asserted by a director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether the indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of the issue.

 SIGNATURES

 Pursuant to the requirements of the Securities Act of 1933,the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this registration statement to be signed on our behalf by the undersigned, in the City of Stamford, State of Connecticut, on March 19, 1999.

 CDbeat.com, Inc.


 /s/ Joel Arberman
 President, Treasurer, and Director

 /s/  Avi Kerbs
 Director

                 As filed with the SEC on March 19, 1999 SEC
                          Registration No. 333-70663




                      SECURITIES AND EXCHANGE COMMISSION



                            WASHINGTON, D.C. 20549



                                   EXHIBITS

                                      TO

                               AMENDMENT NO. 2
                            REGISTRATION STATEMENT

                                 ON FORM SB-2

                                      UNDER

                          THE SECURITIES ACT OF 1933



                               CDbeat.com, Inc.


(Consecutively numbered pages            through           of this Registration
Statement)

                              INDEX TO EXHIBITS

--------------------------------------------------------------------------------

  EXHIBIT NO.       SEC REFERENCE    TITLE OF DOCUMENT              LOCATION
                        NUMBER
--------------------------------------------------------------------------------


       1                 3.1         Articles of Incorporation      This Filing
                                                                    Page
--------------------------------------------------------------------------------


       2                 3.2         Bylaws                         This Filing
                                                                    Page

--------------------------------------------------------------------------------
                                     Rights and Preferences of
       3                 4.1         Preferred Stock                This Filing
                                                                    Page

--------------------------------------------------------------------------------

       4                  5          Consent of WILLIAMS LAW        This Filing
                                     GROUP, P.A.                    Page

--------------------------------------------------------------------------------
                                     Form of Employment Agreements
       5                10.1                                        This Filing
                                                                    Page

--------------------------------------------------------------------------------

       6                10.2         Stock Option Plan              This Filing
                                                                    Page

--------------------------------------------------------------------------------

       7                 23          Consent of Beard, Nertney,     This Filing
                                     Kingery, Crouse & Hohl, P.A.   Page

--------------------------------------------------------------------------------

       8                 24          Consent of WILLIAMS LAW        This Filing
                                     GROUP, P.A., (See Exhibit 2)   Page
--------------------------------------------------------------------------------